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As filed with the Securities and Exchange Commission on
                  November 12, 1998
                            Registration No. 333-63625


          SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C.  20549
                ________________________
                    AMENDMENT NO. 2
                          TO
                       FORM SB-2
                REGISTRATION STATEMENT
                         UNDER
              THE SECURITIES ACT OF 1933
                ________________________

                PEOPLES BANKCORP, INC.
    (Name of Small Business Issuer in its charter)
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      NEW YORK                                 6035                  [TO BE APPLIED FOR]
     ---------                                 ----                  -------------------
(State or other jurisdication        (Primary standard industrial    (I.R.S. employer
of incorporation or organization)    classification code number)   identification number)
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                   825 STATE STREET
              OGDENSBURG, NEW YORK 13669
                    (315) 393-4340

(Address and telephone number of principal executive offices and principal place of business)

              ROBERT E. WILSON, PRESIDENT
              AND CHIEF EXECUTIVE OFFICER
                PEOPLES BANKCORP, INC.
                   825 STATE STREET
              OGDENSBURG, NEW YORK 13669
                    (315) 393-4340

(Name, address and telephone number of agent for service)

                      COPIES TO:
              Gary R. Bronstein, Esquire
              Joan S. Guilfoyle, Esquire
          Housley Kantarian & Bronstein, P.C.
           1220 19th Street, N.W., Suite 700
                Washington, D.C.  20036

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] _____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.   [ ]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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
    PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   *  Legal Fees and Expenses . . . . . . . . . . .   $ 50,000
   *  Printing, Word Processing, Postage and
       Mailing. . . . . . . . . . . . . . . . . . .     40,000
   *  Appraisal and Business Plan Fees
       and Expenses . . . . . . . . . . . . . . . .     19,000
   *  Accounting Fees and Expenses. . . . . . . . .     75,000
   *  Blue Sky Filing Fees and Expenses
             (including counsel fees). . . . . . . .    10,000
        *  Transfer Agent Fees . . . . . . . . . . .     3,000
        *  Conversion Agent Fees . . . . . . . . . .     6,000
        *  Federal Filing Fees (OTS and SEC) . . . .     9,000
        *  Other Expenses. . . . . . . . . . . . . .     8,000
                                                      --------
           Total . . . . . . . . . . . . . . . . . .  $220,000
                                                      ========
__________
* Estimated
**   Does not include $90,500 in estimated underwriting fees and expenses.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF OGDENSBURG
FEDERAL SAVINGS AND LOAN ASSOCIATION

Federal Regulations clearly define areas for indemnity coverage by Ogdensburg Federal Savings and Loan Association (the
"Association"), as follows:

    (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Association shall be indemnified by the Association for:

         (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with pro-

         ceedings related to the defense or settlement of such action;

         (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

         (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

    (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

         (i) The Association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

         (ii) The Association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director
         or officer or final judgment in favor of such direc-tor or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of the Association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope
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         of his employment or authority and for a purpose which
         he was reasonably entitled to believe under the circumstances was in the best interest of the Association or their members or stockholders.

    (c)  As used in this paragraph:

         (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

         (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

         (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

         (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

    Ogdensburg Federal has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of Ogdensburg Federal while serving in their capacities as such.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PEOPLE'S BANKCORP,
INC.

    Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

    The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws or when authorized by (i) such certificate of incorporation or bylaws, (ii) a resolution of stockholders, (iii) a resolution of directors, or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and
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were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    The foregoing statement is qualified in its entirety by reference to Section 715, 717, 721 through 725 of the NYBCL.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

    Pursuant to its Charter and New York law, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. The Association currently maintains such a policy and it is intended that the Company will become a party to such policy.

    ELEVENTH:

         A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

              (1)  that he or she is or was a director or
         officer of the Corporation, or

              (2)  that he or she, being at the time a
         director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, "another enterprise" or "other enterprise"), whether either in case (i) or in case
         (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (y) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to actions taken prior to such amendment, only to the extent that such amendment does not prohibit the Corporation from providing broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. The persons indemnified by this Article Eleventh are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article Eleventh:
         (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of this Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

         B. RELATIONSHIP TO OTHER RIGHTS AND PROVISIONS CONCERNING INDEMNIFICATION. The rights to indemnification and to the advancement of expenses conferred in this Article Eleventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, Bylaws, agreement (including any agreement between such person and any of the Corporation's affiliates, predecessor or subsidiary corporations or any constituent corporation absorbed by the Corporation in a consolidation or merger), vote of shareholders or disinterested directors or otherwise. The Bylaws may


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    contain such other provisions concerning indemnification,
    including provisions specifying reasonable procedures relating to and conditions to the receipt by indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article Eleventh.

         C. AGENTS AND EMPLOYEES. The Corporation may, to the extent authorized from time to time by the Board of Directors and to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation (or any person, other than a director or officer of the Corporation, serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article Eleventh in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. Nothing in this Article Eleventh C. shall limit the indemnification provided in Article Eleventh A. hereof to any officer or director of the Corporation who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of any subsidiary of the Corporation or any other enterprise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

            Not applicable.

Item 16.  Exhibits and Financial Statement Schedules:

     The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

         (a)  LIST OF EXHIBITS

    EXHIBIT NO.               DESCRIPTION
    ----------                -----------

    *    1    Agency Agreement with Trident Securities, Inc.

    *    2    Plan of Conversion (Exhibit A to Proxy
              Statement filed as Exhibit 99.2)

    *    3.1  Certificate of Incorporation of Peoples Bankcorp,
              Inc.

    *    3.2  Bylaws of People's Bankcorp, Inc.

    *    4    Form of Common Stock Certificate of Peoples
              Bankcorp, Inc.

    *    5    Opinion of Housley Kantarian & Bronstein, P.C.
              regarding legality of securities being registered

         8.1  Federal Tax Opinion of Housley Kantarian &
              Bronstein, P.C.

         8.2  State Tax Opinion of Silver & Silver


    * 8.3 Opinion of Feldman Financial Advisors as to the value of subscription rights for tax purposes

    * 10.1 Proposed People's Bankcorp, Inc. 1999 Stock Option and Incentive Plan

    *    10.2 Proposed People's Bankcorp, Inc. Management
              Recognition Plan and Trust Agreement

    *    10.3 Employment Agreement between Ogdensburg Federal
              Savings and Loan Association and Robert E. Wilson

    *    10.4 Guaranty Agreement between People's Bankcorp, Inc.
              and Robert E. Wilson

    *    10.5 Employment Agreement between Ogdensburg Federal
              Savings and Loan Association and Todd R. Mashaw

    *    10.6 Grantor Trust Agreement

    * 23.1 Consent of Housley Kantarian & Bronstein, P.C. (in opinions filed as Exhibits 5 and 8.1)

    *    23.2 Consent of KPMG Peat Marwick LLP

    *    23.3 Consent of Feldman Financial Advisors

    *    24   Power of Attorney (reference is made to the
              signature page of the Form SB-2)

    *    27   Financial Data Schedule

    *    99.1 Proposed Stock Order Form and Form of
              Certification

    *    99.2 Proxy Statement for Special Meeting of Members of
              Ogdensburg Federal Savings and Loan Association;
              Form of Proxy

    *    99.3 Form of Miscellaneous Solicitation and
              Marketing Materials

    *    99.4 Appraisal Report

__________________
*    Previously filed.


          (b)  FINANCIAL STATEMENT SCHEDULES.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i)  To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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                      SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Ogdensburg, State of New York, on November 11, 1998.

                          PEOPLES BANKCORP, INC.


                          By:  /s/ Robert E. Wilson
                               ------------------------------
                               Robert E. Wilson
                               President and Chief Executive
                               Officer
                               (Duly Authorized Representative)


    In accordance with the requirements of the Securities Act
of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates stated.
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    Signatures                Title                            Date

/s/ Robert E. Wilson          President, Chief Executive     November 11, 1998
----------------------------- Officer and Director
Robert E. Wilson              (Principal Executive,
                              Accounting and Financial
                              Officer)

* /s/ Robert E. Hentschel     Chairman of the Board
-----------------------------
Robert E. Hentschel

* /s/ Anthony P. LeBarge, Sr. Director
-----------------------------
Anthony P. LeBarge, Sr.

* /s/ Wesley L. Stitt         Director
-----------------------------
Wesley L. Stitt

* /s/ George E. Silver        Director
-----------------------------
George E. Silver



*  By: /s/ Robert E. Wilson                                  November 11, 1998
       ------------------------
       Robert E. Wilson
       Attorney-in-Fact
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